SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam New York Tax Exempt Money Market Fund
Fiscal periods ending: November 30, 1993
Inception date (if less than 10 years of performance):  October
26, 1987.




7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365


TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =             1.63%


CALCULATION OF 7 DAY EFFECTIVE YIELD

                          7 DAY YIELD          ^52.142857
                   ( 1 + --------------------)      -1
                          (100 * 52.142587)

7 DAY EFFECTIVE YIELD =   1.66%